UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 1, 2014

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On January 1, 2014, POZEN Inc. (the “Company”) entered into an executive employment agreement with Dennis L. McNamara defining the terms of his continuing employment with the Company as its Senior Vice President and Chief Business Officer.  Prior to January 1, 2014, Mr. McNamara held the position of Vice President, Business Development.  The initial term of Mr. McNamara’s employment agreement is one year, commencing January 1, 2014, with automatic one-year renewals unless either party gives written notice of nonrenewal at least ninety days prior to the end of the term. Mr. McNamara’s annual base salary is $260,000, which is subject to performance and merit-based increases. Mr. McNamara is eligible to receive an annual bonus of up to 40% of her base salary, based on performance and the achievement of identified objectives. Mr. McNamara is also entitled to participate in the benefit programs generally available to Company employees.

If Mr. McNamara’s employment is terminated by the Company without cause, or by Mr. McNamara for good reason (as defined in the agreement), or (ii) the election by Mr. McNamara within 60 days following a change of control of the Company (as defined in the agreement) to terminate his employment as a result of the change of control, the agreement provides for payment of a severance benefit equivalent to one year’s annual base salary plus the average of Mr. McNamara’s annual bonus awarded over the prior two years and the continuation of Mr. McNamara’s employee benefits (or the cash equivalent thereof) for the shorter of one year or until he obtains comparable coverage from another employer.

In connection with his employment by the Company, Mr. McNamara previously executed the Company’s standard non-disclosure, invention and non-competition agreement.

    A copy of Mr. McNamara’s employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Exhibits

10.1	Executive Employment Agreement dated January 1, 2014 between the Company and Dennis L. McNamara

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  January 2, 2014